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Exhibit 99

                                                        [ARTHUR ANDERSEN LOGO]


REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of BioSphere Medical, Inc. and subsidiaries:

We have audited the accompanying consolidated balance sheets of BioSphere Medical, Inc. (A Delaware Corporation) and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BioSphere Medical, Inc. and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for the three years in the period ended December 31, in conformity with accounting principles generally accepted in the United States.



                                                     /s/ Arthur Andersen LLP

Boston Massachusetts
January 17, 2001, except with respect
to matters discussed in Note Q,
as to which the date is February 7, 2001